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                                                                    EXHIBIT 3.52

                           AMENDED AND RESTATED BYLAWS

                                       OF

                   PSYCHIATRIC SOLUTIONS OF CORAL GABLES, INC.

                       (F/K/A RAMSAY YOUTH SERVICES, INC.)

                             EFFECTIVE JUNE 30, 2003

         WHEREAS, in accordance with Section 2.05 of the Agreement and Plan of Merger, dated as of April 8, 2003 (the "Agreement"), among Ramsay Youth Services, Inc., a Delaware corporation (the "Corporation"), Psychiatric Solutions, Inc., a Delaware corporation ("Purchaser"), and PSI Acquisition Sub, Inc., a Delaware corporation (the "Merger Subsidiary"), the bylaws of the Surviving Corporation (as that term is defined in the Agreement), its name having been changed to PSYCHIATRIC SOLUTIONS OF CORAL GABLES, INC. upon the filing of a Restated Certificate of Incorporation with the Delaware Secretary of State on the date hereof, shall be amended to be identical to the bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Time (as that term is defined in the Agreement).

         NOW, THEREFORE, the bylaws of the Corporation be and hereby are amended and restated, as of the date first above written, in accordance with the Agreement, as follows:

         1. ANNUAL MEETING OF THE STOCKHOLDERS. The annual meeting of stockholders for the election of directors and such other purposes as may be set forth in the notice of meeting shall be held at the time and place, within or outside the State of Delaware, fixed by the Board of Directors.

         2. SPECIAL MEETING OF THE STOCKHOLDERS. Special meetings of the stockholders may be held at any place within or outside the State of Delaware upon call of the Board of Directors, the Chairman of the Board of Directors, the President, or the holders of ten percent of the issued and outstanding shares of capital stock entitled to vote.

         3. TRANSFER OF STOCK. The capital stock of the Corporation shall be transferred on the books of the Corporation by surrender of properly endorsed certificates therefor by the holders thereof or their duly authorized attorneys-in-fact.

         4. DIRECTORS. The business of the Corporation shall be managed by a Board of Directors consisting of not less than two nor more than fifteen members. The range of size for the Board may be increased or decreased by the stockholders. Vacancies in the Board of Directors may be filled by a vote of a majority of the stockholders. Directors may be removed for or without cause by the stockholders.

         5. MEETINGS OF THE BOARD OF DIRECTORS. Regular meetings of the Board of Directors, if any, may be held without notice of the date, time, place or purpose of the meeting. Special meetings of the Board of Directors may be held at any place within or outside the State of Delaware upon call of the President or any one director, which call shall set forth the date, time and place of meeting. Written, oral, or any other mode of notice of

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the date, time and place of meeting shall be given for special meetings in sufficient time, which need not exceed two days in advance.

         6. OFFICERS. The Board of Directors shall elect a President and Secretary, and such other officers as it may deem appropriate. The President, Secretary, and any other officer so appointed by the Board of Directors are authorized to execute certificates representing shares of the Corporation's capital stock. Persons may hold more than one office. Officers shall have the authority and responsibilities given them by the Board of Directors, and each officer shall hold office until his successor is elected and qualified, unless a different term is specified by the Board of Directors.

         7. AMENDMENT OF BYLAWS. The Bylaws of the Corporation may be amended or repealed, and additional Bylaws may be adopted, by action of the Board of Directors or of the stockholders, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders.

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